LEGEND: THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS AND
         CONDITIONS OF THAT CERTAIN AGREEMENT OF SUBORDINATION, DATED AS
           OF DECEMBER 15, 1997, BY REGINALD P. MCFARLAND IN FAVOR OF
                                NATIONSBANK, N.A.



                                 PROMISSORY NOTE

$2,700.000.00                    Atlanta, Georgia            December 15, 1997

FOR VALUE RECEIVED, ILD TELESERVICES, INC., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of REGINALD P. MCFARLAND, a Georgia resident (together with any subsequent holder of this Promissory Note, hereinafter referred to as "Holder"), the sum of Two Million Seven Hundred Thousand Dollars ($2,700,000.00), payable to Holder as follows: (A) One Million Eight Hundred Thousand Dollars ($1,800,000.00) shall be due and payable on December 31, 1997 and (B) Nine Hundred Thousand Dollars ($900,000.00) shall be due and payable on March 31, 1998. All payments shall be made to Holder at his address specified below, or at such other place (including by wire transfer) as Holder may from time to time designate in writing.

This Promissory Note is made and delivered in Atlanta, Georgia and is one of two Promissory Notes referred to in the Merger Agreement (the "Agreement"), dated December 15, 1997, among Maker, Interlink Telecommunications, Inc., Interlink Telecommunications of Florida, Inc. and Reginald P. McFarland. If Maker shall:
(A) default in any payment required hereunder on the date when due, and shall fail to cure such default within three (3) business days after receipt of written demand for cure by Holder (which notice shall also be delivered to Ms. Angela P. Leake, NationsBank Business Credit, 600 Peachtree Street, N.E., 13th Floor, Atlanta, Georgia 30308), (B) file a voluntary petition in bankruptcy, be adjudicated as a bankrupt or insolvent, file any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for Maker under any Federal, state or other statute relating to bankruptcy, insolvency or other similar relief for debtors, or shall seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Maker or of all or any substantial part of the assets of Maker, or shall make a general assignment for the benefit of creditors, or shall admit in writing the inability to pay its debts generally as they become due, and Maker shall fail to negate the effect of any such action or proceeding not initiated by maker (whether by dismissal of proceedings, discharge of trustees or receiver or otherwise) within sixty (60) days from and after the occurrence thereof, (C) default under (after giving effect to any notice requirement and applicable cure period) that certain Promissory Note from Maker to Holder in the principal amount of $1,000,000.00 dated concurrent herewith, or (D) default under (after giving effect to any notice requirement and applicable cure period) that certain Consulting Agreement between Maker and Stratacom, Inc. dated concurrent herewith, then

Holder, at its option, shall be entitled to accelerate any and all of the indebtedness evidenced by this Promissory Note and the same shall become immediately due and payable, and to cumulatively exercise all other rights and privileges provided by law.

Time is of the essence with respect to this Promissory Note, and except as otherwise provided herein, demand, protest, notice of demand and non-payment and all other notices whatsoever, are hereby waived by Maker. In the event the indebtedness evidenced by this Promissory Note shall not be paid when a payment is due, thereafter the unpaid balance of this Note shall bear interest at the rate of fifteen percent (15%) per annum (computed on the basis of a year of 360 days) until the past due portion of the indebtedness is paid. Any accrual of interest in accordance with the foregoing sentence shall not be affected or limited by the terms of the Subordination Agreement referenced in the Legend to this Promissory Note. Should this Promissory Note, or any part of the indebtedness evidenced by this Promissory Note, be collected by or through an attorney-at-law, Holder shall be entitled to collect reasonable attorneys' fees and all other reasonable costs and expenses of collection from Maker.

If delivered personally, the date on which a notice or demand hereunder is delivered shall be the date of receipt or delivery, and if delivered by mail, such notice or demand shall be sent by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been delivered or received on the fifth day following the deposit of such notice or demand in the United States mails. Notices and demands made hereunder shall be addressed to Holder at its address set forth below and to Maker c/o ILD Teleservices, Inc., 14651 Dallas Parkway, Suite 905, Dallas, Texas 75240.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Georgia. At the election of Holder, this Note may be divided into multiple notes.

IN WITNESS WHEREOF, Maker has caused this Promissory Note to be executed and its seal affixed hereunto by its duly authorized officers the day and year first above written.



ATTEST:                             ILD TELESERVICES, INC.



----------------------              ------------------------
C. Read Morton, Jr.                 Dennis J. Stoutenburgh
Secretary                           President
[Corporate Seal]



ADDRESS TO WHICH PAYMENTS SHOULD BE SENT:

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